Exhibit 3.1

COMPOSITE

ARTICLES OF INCORPORATION

OF

BANCPLUS CORPORATION

The Articles of Incorporation of BancPlus Corporation (“Corporation”) are hereby restated pursuant to § 79-4-10.07 to read in their entirety as follows:

FIRST:    The name of the Corporation is BancPlus Corporation.

SECOND:    The period of its duration is ninety-nine (99) years.

THIRD:    The specific purpose or purposes for which the corporation is organized, sated in general terms, are:

Primarily, to purchase, own, and hold the stock of other corporations, and to do every act and thing covered generally by the denomination “holding corporation” or “holding company,” and especially to direct the operations of other corporations through the ownership of stock therein: to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interests in, pledge, or otherwise dispose of shares of the capital stock, or any bonds, notes, securities, or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation, or government and also bonds or evidences of indebtedness of the United States or of any state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes, or other obligations of the Corporation and while the owner thereof to exercise all the rights, powers, and privileges of ownership including the right to vote on any shares of stock; to promote, lend money to, and guarantee the bonds, notes, evidences of indebtedness, contracts, or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks, or other securities or evidence of indebtedness shall be held by or for this Corporation, or in which, or in the welfare of which, this Corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve, or enhance the value of any such bonds, stocks, or other securities or evidence of indebtedness or the property of this corporation.

To do any and all things and exercise any and all powers, rights and privileges which the corporation may now or hereafter be authorized to do under the Mississippi Business Corporations Act.

FOURTH:

(a)    The aggregate number of shares the Corporation shall have the authority to issue is Forty Million (40,000,000) common shares of the par value of One and No/dollars ($1.00). The Corporation’s Board of Directors shall have the right to conduct one or more stock splits of the outstanding common shares as they may determine in their sole discretion. In conducting any such stock split or splits, the Board of Directors may proportionately adjust the par value of the common shares.

(b)    The aggregate number of shares of preferred stock which the Corporation shall have the authority to issue is Ten Million (10,000,000) with no par value, which preferred stock may be issued from time to time in one or more classes or series upon authorization by the Corporation’s Board of Directors.

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article FOURTH, to provide for the issuance of the shares of preferred stock in classes or series, and by filing Articles of Amendment pursuant to the applicable law of the State of Mississippi, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences, and rights of the shares of each such class or series and the qualifications, limitations, or restrictions thereof.

The authority of the Board with respect to each classes or series shall include, but not be limited to, determination of the following:

(i)    The number of shares constituting that class or series and the distinctive designation of that class or series;

(ii)    The dividend rate on the shares of that class or series; whether dividends shall be cumulative, and, if so, from which date or dates; and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(iii)    Whether that class or series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(iv)    Whether that class or series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)    Whether or not the shares of that class or series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)    Whether that class or series shall have a sinking fund for the redemption or purchase of shares of that classes or series and, if so, the terms and amount of such sinking fund;

(vii)    The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series;

(viii)    Any other relative rights, preferences, and limitations of that class or series, including the stated value.

Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all classes or series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all classes or series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

FIFTH:    The corporation will not commence business until consideration of the value of at least $1,000.00 has been received for the issuance of shares.

SIXTH:    Provisions granting to shareholders the pre-emptive rights to acquire additional or treasury shares of the corporation are:

None.

SEVENTH:    The post office address of its registered office is 1068 Highland Colony Parkway, Ridgeland, Mississippi 39157, and the name of its registered agent at such address is William A. Ray.

EIGHTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(a)    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. In addition to the powers and authority expressly conferred upon the Board of Directors by applicable law, the

Articles of Incorporation (as amended from time to time, the “Articles”) or the By-Laws of the Corporation (as amended from time to time, the “By-Laws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the Mississippi Business Corporation Act (“MBCA”) and the Articles.

(b)    The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-laws.

(c)    At each annual meeting of shareholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal. The directors initially shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the Board of Directors. The term of the initial Class I directors shall terminate at the first succeeding annual meeting of shareholders; the term of the initial Class II directors shall terminate at the second succeeding annual meeting of shareholders; and the term of the initial Class III directors shall terminate at the third succeeding annual meeting of shareholders. At the first succeeding annual meeting of shareholders, the Class I directors shall be elected for a term expiring at the third succeeding annual meeting of shareholders. At the second succeeding annual meeting of shareholders, the Class II directors shall be elected for a term expiring at the third succeeding annual meeting of shareholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The term of office of each class of directors after their initial term shall be three (3) years, and each director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(d)    The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

(e)    Any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.

(f)    Subject to the terms of any one or more classes or series of preferred stock then outstanding, any vacancy on the Board of Directors that results from (i) removal of a director, (ii) an increase in the number of directors or (iii) death, resignation, disqualification or any other cause, may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remains, including by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(g)    Notwithstanding the foregoing, the election, term, removal and filling of vacancies with respect to directors, if any, elected separately by the holders of one or more classes or series of Preferred Stock shall not be governed by this Article EIGHTH, but rather shall be as provided for in the resolutions adopted by the Board of Directors creating and establishing such class or series of Preferred Stock.

NINTH:    Except as otherwise required by law, special meetings of the shareholders of the Corporation, for any purpose or purposes, may be called at any time only (a) by the Chairman of the Board of Directors, (b) by the Chief Executive Officer of the Corporation, or (c) by the Board of Directors. Any power of the shareholders to call a special meeting of shareholders is hereby specifically denied.

Advance notice of shareholder nominations for the election of directors of the Corporation and of business to be brought by shareholders before any meeting of shareholders of the Corporation shall be given in the manner provided in the By-Laws. No business other than that stated in the notice of such meeting (or any amendment or supplement thereto) shall be transacted at any special meeting of shareholders.

TENTH:

(a) A director shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for: (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 79-4-8.33 of Mississippi Code of 1972, as amended; or (iv) an intentional violation of criminal law.

(b) The Corporation shall indemnify and hold harmless any person (or the heirs, executors and administrators of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, formal or informal (a “Proceeding”), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation or any of its subsidiaries as a director, officer, partner, fiduciary, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including legal fees) incurred with respect to the Proceeding: (A) to the fullest extent permitted by the Mississippi Business Corporation Act (“MBCA”) in effect from time to time (the “Act”) and (B) despite the fact that such person has failed to meet the standard of conduct set forth in the Act or Miss. Code Ann. § 81-5-105 (1972, as amended), or would be disqualified for indemnification under the Act or Miss. Code Ann. § 81-5-105 (1972, as amended) because he was adjudged liable to the Corporation in connection with a Proceeding by or in the right of the Corporation or was otherwise adjudged liable on the basis that he improperly received a personal benefit, or for any other reason, if a determination is made by (i) the board of directors by majority vote of a quorum consisting of directors not at the time parties to the Proceeding, (ii) if a quorum cannot be obtained under (i), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting of two or more directors not at the time parties to the Proceeding, (iii) by special legal counsel (a) selected by the board of directors or its committee in the manner prescribed in (i) or (ii) of (B) or (b) if a quorum of the board of directors cannot be obtained under (i) and a committee cannot be designated under (ii) of (B), selected by majority vote of the full board of directors (in which selection directors who are parties may participate), (iv) by the shareholders (but shares owned by or voted under the control of directors who are at the time parties to the Proceeding may not be voted on the determination) or (v) by a court, that the acts or omissions of the director, officer, employee or agent did not constitute gross negligence or willful misconduct. The Corporation upon request shall pay or reimburse such person for his reasonable expenses (including legal fees) in advance of final disposition of the Proceeding as long as (1) such person furnishes the Corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined by a judgment or other final adjudication that his acts or omissions did constitute gross negligence or willful misconduct, which undertaking must be an unlimited general obligation of such person, and which shall be accepted by the Corporation without reference to final ability to make repayment or to collateral and (2) a determination is made by any of the persons described in (i) through (iv) of the preceding sentence that the facts then known to those making the determination would not preclude indemnification under this ARTICLE TENTH. Such request need not be accompanied by the affirmation otherwise required by the Act.

(c) Neither the amendment nor repeal of this ARTICLE TENTH, nor the adoption or amendment of any other provision of the Corporation’s By-Laws or the Articles of Incorporation inconsistent with this ARTICLE TENTH, shall apply to or affect in any respect the applicability of the preceding two paragraphs with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(d) The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons may be entitled as a matter of law.

(e) The Board of Directors or shareholders of the Corporation may adopt a policy for the indemnification of directors, officers, employees and agents of the Corporation, as they from time to time see necessary or prudent in the best interest of the Corporation.

(f) The Corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, and other employees to the extent that such indemnification is allowed in the preceding paragraphs. Such insurance may, but need not be for the benefit of all directors, officers, or employees.

(g) If any provision of this ARTICLE TENTH is contrary to, prohibited by, or deemed invalid under the applicable laws or regulations of any jurisdiction in which it is sought to be enforced, then such provision shall be deemed inapplicable but shall not invalidate the remaining provisions of this ARTICLE TENTH.

ELEVENTH: Meetings of shareholders may be held within or without the State of Mississippi, or solely by means of remote communication, as provided by, or in the manner provided in, the By-Laws. The books of the Corporation may be kept outside the State of Mississippi at such place or places or in such form as may be designated from time to time by the Board of Directors or in the By-Laws, subject to compliance with the MBCA. Elections of directors need not be by written ballot.

TWELFTH: In furtherance, and not in limitation, of the powers conferred upon it by the laws of the State of Mississippi, the Board of Directors shall have the power without the assent or vote of the shareholders to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors present in person or by proxy and entitled to vote at any meeting of the shareholders if notice of such proposed adoption, amendment, alteration or repeal is contained in the notice of the meeting.

THIRTEENTH: If any provision or provisions of the Articles of Incorporation, as amended from time to time, shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Articles of Incorporation, as amended from time to time, (including, without limitation, each portion of any paragraph of the Articles of Incorporation, as amended from time to time, containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of the Articles of Incorporation, as amended from time to time, (including, without limitation, each such portion of any paragraph of the Articles of Incorporation, as amended from time to time, containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent authorized or permitted by law.

FOURTEENTH: The amendment, alteration, change or repeal of EIGHTH, NINTH, TENTH, TWELFTH and this ARTICLE FOURTEENTH, shall require the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election.